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                                            Exhibit 99.3

                                      ___________, 199__


               EXCHANGE AGENT AGREEMENT


The Bank of New York
Corporate Trust Trustee Administration
101 Barclay Street - 21st Floor
New York, New York 10286

Ladies and Gentlemen:

       ___________________________ (the "Company")
proposes to make an offer (the "Exchange Offer") to exchange its ___________________________ (the "Old
Capital Securities") for its ___________________________
(the "New Capital Securities"). The terms and conditions of the Exchange Offer as currently contemplated are set forth in a prospectus, dated ___________, 199__ (the
"Prospectus"), proposed to be distributed to all record holders of the Old Capital Securities. The Old Capital
Securities and the New Capital Securities are collectively referred to herein as the "Securities".

       The Company hereby appoints The Bank of New York to act as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. References hereinafter to "you" shall refer to The Bank of New York.

       The Exchange Offer is expected to be commenced by the Company on or about _____________, 199_. The Letter of Transmittal accompanying the Prospectus (or in the case of book entry securities, the ATOP system) is to be used by the holders of the Old Capital Securities to accept the Exchange Offer and contains instructions with respect to the delivery of certificates for Old Capital Securities tendered in connection therewith.

       The Exchange Offer shall expire at 5:00 P.M., New
York City time, on _____________, 199__ or on such later date or time to which the Company may extend the Exchange Offer (the "Expiration Date"). Subject to the terms and conditions set forth in the Prospectus, the Company expressly reserves the right to extend the Exchange Offer from time to time and may extend the Exchange Offer by giving oral (confirmed in writing) or written notice to you before 9:00 A.M., New York City






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time, on the business day following the previously
scheduled Expiration Date.

       [The Company expressly reserves the right to amend or terminate the Exchange Offer, and not to accept for exchange any Old Capital Securities not theretofore accepted for exchange, upon the occurrence of any of the conditions of the Exchange Offer specified in the Prospectus under the caption ["The
Exchange Offer -- Conditions to the Exchange Offer."]
The Company will give oral (confirmed in writing) or written notice of any amendment, termination or nonacceptance to you as promptly as practicable.]

       In carrying out your duties as Exchange Agent, you are to act in good faith and in accordance with the following instructions:

       1. You will perform such duties and only such duties as are specifically set forth in the section of the Prospectus captioned ["The Exchange Offer"] or as specifically set forth herein; provided, however, that in no way will your general duty to act in good faith be discharged by the foregoing.

       2. You will establish an account with respect to the Old Capital Securities at The Depository Trust Company
(the "Book-Entry Transfer Facility") for purposes of the Exchange Offer within two business days after the date of the Prospectus, and any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of the Old Capital
Securities by causing the Book-Entry Transfer Facility to transfer such Old Capital Securities into your account in accordance with the Book-Entry Transfer Facility's procedure for such transfer.

       3. You are to examine each of the Letters of Transmittal and certificates for Old Capital Securities
(or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility) and any other documents delivered or mailed to you by or for holders of the Old Capital Securities to ascertain whether: (i) the Letters of Transmittal and any such other documents are duly executed and properly completed in accordance with instructions set forth therein and (ii) the Old
Capital Securities have otherwise been properly tendered.
In each case where the Letter of Transmittal or any other document has been improperly completed or executed or any of the certificates for Old Capital Securities are not in proper form for transfer or some other irregularity in




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connection with the acceptance of the Exchange Offer
exists, you will endeavor to inform the presenters of the need for fulfillment of all requirements and to take any other action as may be necessary or advisable to cause such irregularity to be corrected.

       4.  With the approval of the President, Senior
Vice President, Executive Vice President, or any Vice
President of the Company (such approval, if given orally, to be confirmed in writing) or any other party designated by such an officer in writing, you are authorized to waive any irregularities in connection with any tender of Old Capital Securities pursuant to the Exchange Offer.

       5. Tenders of Old Capital Securities may be made only as set forth in the Letter of Transmittal and in the section of the Prospectus captioned ["The Exchange Offer
-- Procedures for Tendering Old Capital Securities"], and
Old Securities shall be considered properly tendered to you only when tendered in accordance with the procedures set forth therein.

       Notwithstanding the provisions of this paragraph
5, Old Capital Securities which the President, Senior Vice
President, Executive Vice President, or any Vice
President of the Company shall approve as having been properly tendered shall be considered to be properly tendered (such approval, if given orally, shall be confirmed in writing).

       6. You shall advise the Company with respect to any Old Capital Securities received subsequent to the Expiration Date and accept its instructions with respect to disposition of such Old Capital Securities.

       7.  You shall accept tenders:

           (a) in cases where the Old Capital Securities are registered in two or more names only if signed by all named holders;

           (b) in cases where the signing person (as indicated on the Letter of Transmittal) is acting in a fiduciary or a representative capacity only when proper evidence of his or her authority so to act is submitted;
and

           (c) from persons other than the registered holder of Old Capital Securities provided that customary






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transfer requirements, including any applicable transfer
taxes, are fulfilled.

           You shall accept partial tenders of Old
Capital Securities where so indicated and as permitted in the Letter of Transmittal and deliver certificates for Old Capital Securities to the transfer agent for split-up and return any untendered Old Capital Securities to the holder (or such other person as may be designated in the Letter of Transmittal) as promptly as practicable after expiration or termination of the Exchange Offer.

       8. Upon satisfaction or waiver of all of the conditions to the Exchange Offer, the Company will notify you (such notice if given orally, to be confirmed in writing) of its acceptance, promptly after the Expiration Date, of all Old Capital Securities properly tendered and you, on behalf of the Company, will exchange such Old Capital Securities for New Capital
Securities and cause such Old Capital Securities to be cancelled. Delivery of New Capital Securities will be made on behalf of the Company by you at the rate of $1,000 liquidation amount of New Capital Securities for each $1,000 liquidation amount of the corresponding series of Old Capital Securities tendered promptly after notice (such notice if given orally, to be confirmed in writing) of acceptance of said Old Capital Securities by the Company; provided, however, that in all cases, Old
Capital Securities tendered pursuant to the Exchange
Offer will be exchanged only after timely receipt by you of certificates for such Old Capital Securities (or confirmation of book-entry transfer into your account at the Book-Entry Transfer Facility), properly completed and duly executed Letter(s) of Transmittal (or facsimile thereof) with any required signature guarantees and any other required documents. You shall issue New Capital
Securities only in denominations of $100,000 (100 New
Capital Securities) or any integral multiple of $1,000 in excess thereof.

       9. Tenders pursuant to the Exchange Offer are irrevocable, except that, subject to the terms and upon the conditions set forth in the Prospectus and the Letter of Transmittal, Old Capital Securities tendered pursuant to the Exchange Offer may be withdrawn at any time prior to the Expiration Date.

       10.  The Company shall not be required to
exchange any Old Capital Securities tendered if any of the conditions set forth in the Exchange Offer are not met.
Notice of any decision by the Company not to exchange






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any Old Capital Securities tendered shall be given (and
confirmed in writing) by the Company to you.

       11.  If, pursuant to the Exchange Offer, the
Company does not accept for exchange all or part of the Old Capital Securities tendered because of an invalid tender, the occurrence of certain other events set forth in the Prospectus under the caption ["The
Exchange Offer -- Conditions to the Exchange Offer"] or otherwise, you shall as soon as practicable after the expiration or termination of the Exchange Offer return those certificates for unaccepted Old Capital
Securities (or effect appropriate book-entry transfer), together with any related required documents and the Letters of Transmittal relating thereto that are in your possession, to the persons who deposited such certificates or effected such book-entry transfer.

       12.  All certificates for reissued Old Capital
Securities, unaccepted Old Capital Securities or for
New Capital Securities shall be forwarded by first-class certified mail, return receipt requested under a blanket surety bond protecting you and the Company from loss or liability arising out of the non-receipt or non-delivery of such certificates.

       13. You are not authorized to pay or offer to pay any concessions, commissions or solicitation fees to any broker, dealer, bank or other persons or to engage or utilize any person to solicit tenders.

       14.  If any holder of Old Capital Securities
shall report to you that his or her failure to surrender Old Capital Securities registered in his or her name is due to the loss or destruction of a certificate or certificates, you shall request such holder (i) to furnish to you an affidavit of loss and, if required by the Company, a bond of indemnity in an amount and evidenced by such certificate or certificates of a surety, as may be satisfactory to you and the Company, and (ii) to execute and deliver an agreement to indemnify the Company and you, in such form as is acceptable to you. The obligees to be named in each such indemnity bond shall include you and the Company.
You shall report to the Company the names of all holders of Old Capital Securities who claim that their Old Capital Securities have been lost or destroyed and the principal amount of such Old Capital Securities.

       15.  As Exchange Agent hereunder you:

           (a) shall have no duties or obligations other than those specifically set forth herein or as may be subsequently agreed to in writing by you and the Company;

           (b) will be regarded as making no
representations and having no responsibilities as to the validity, sufficiency, value or genuineness of any of the certificates or the Old Capital Securities represented thereby deposited with you pursuant to the Exchange
Offer, and will not be required to and will make no representation as to the validity, value or genuineness of the Exchange Offer;

           (c) shall not be obligated to take any legal action hereunder which might in your reasonable judgment









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involve any expense or liability, unless you shall have
been furnished with reasonable indemnity;

           (d) may reasonably rely on and shall be
protected in acting in reliance upon any certificate, instrument, opinion, notice, letter, telegram or other document or security delivered to you and reasonably believed by you to be genuine and to have been signed by the proper party or parties;

           (e) may reasonably act upon any tender,
statement, request, comment, agreement or other instrument whatsoever not only as to its due execution and validity and effectiveness of its provisions, but also as to the truth and accuracy of any information contained therein, which you shall in good faith believe to be genuine or to have been signed or represented by a proper person or persons;

           (f) may rely on and shall be protected in acting upon written or oral instructions from any officer of the Company;

           (g) may consult with your counsel with
respect to any questions relating to your duties and responsibilities and the advice or opinion of such counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted to be taken by you hereunder in good faith and in accordance with the advice or opinion of such counsel; and

           (h) shall not advise any person tendering Old
Capital Securities pursuant to the Exchange Offer as to the wisdom of making such tender or as to the market value or decline or appreciation in market value of any Old
Capital Securities.

       16. You shall take such action as may from time to time be requested by the Company or its counsel (and such other action as you may reasonably deem appropriate) to furnish copies of the Prospectus, Letter of Transmittal and the Notice of Guaranteed Delivery (as defined in the Prospectus) or such other forms as may be approved from time to time by the Company, to all persons requesting such documents and to accept and comply with telephone requests for information relating to the Exchange Offer, provided that such information shall relate only to the procedures for accepting (or withdrawing from) the Exchange Offer. The Company will furnish you with copies of such documents at your








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request.  All other requests for information relating to
the Exchange Offer shall be directed to the Company,
Attention: ____________________.

       17. You shall advise by facsimile transmission or telephone, and promptly thereafter confirm in writing to _____________________________ of the Company and such other person or persons as it may request, daily (and more frequently during the week immediately preceding the Expiration Date and if otherwise requested) up to and including the Expiration Date, as to the number of Old Capital Securities which have been tendered pursuant to the Exchange Offer and the items received by you pursuant to this Agreement, separately reporting and giving cumulative totals as to items properly received and items improperly received. In addition, you will also inform, and cooperate in making available to, the Company or any such other person or persons upon oral request made from time to time prior to the Expiration
Date of such other information as it or he or she reasonably requests. Such cooperation shall include, without limitation, the granting by you to the Company and such person as the Company may request of access to those persons on your staff who are responsible for receiving tenders, in order to ensure that immediately prior to the Expiration Date the Company shall have received information in sufficient detail to enable it to decide whether to extend the Exchange Offer. You shall prepare a final list of all persons whose tenders were accepted, the aggregate principal amount of Old
Capital Securities tendered, the aggregate principal amount of Old Capital Securities accepted and deliver said list to the Company.

       18.  Letters of Transmittal and Notices of
Guaranteed Delivery shall be stamped by you as to the date and the time of receipt thereof and shall be preserved by you for a period of time at least equal to the period of time you preserve other records pertaining to the transfer of securities. You shall dispose of unused Letters of Transmittal and other surplus materials by returning them to the Company.

       19.  You hereby expressly waive any lien,
encumbrance or right of set-off whatsoever that you may have with respect to funds deposited with you for the payment of transfer taxes by reasons of amounts, if any, borrowed by the Company, or any of its subsidiaries or affiliates pursuant to any loan or credit agreement with you or for compensation owed to you hereunder.






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       20.  For services rendered as Exchange Agent
hereunder, you shall be entitled to such compensation as set forth on Schedule I attached hereto.

       21.  You hereby acknowledge receipt of the
Prospectus and the Letter of Transmittal and further acknowledge that you have examined each of them. Any inconsistency between this Agreement, on the one hand, and the Prospectus and the Letter of Transmittal (as they may be amended from time to time), on the other hand, shall be resolved in favor of the latter two documents, except with respect to the duties, liabilities and indemnification of you as Exchange
Agent, which shall be controlled by this Agreement.

       22.  The Company covenants and agrees to
indemnify and hold you harmless in your capacity as Exchange Agent hereunder against any loss, liability, cost or expense, including attorneys' fees and expenses, arising out of or in connection with any act, omission, delay or refusal made by you in reliance upon any signature, endorsement, assignment, certificate, order, request, notice, instruction or other instrument or document reasonably believed by you to be valid, genuine and sufficient and in accepting any tender or effecting any transfer of Old
Capital Securities reasonably believed by you in good faith to be authorized, and in delaying or refusing in good faith to accept any tenders or effect any transfer of Old Capital Securities; provided, however, that the Company shall not be liable for indemnification or otherwise for any loss, liability, cost or expense to the extent arising out of your negligence or willful misconduct. In no case shall the Company be liable under this indemnity with respect to any claim against you unless the Company shall be notified by you, by letter or by facsimile confirmed by letter, of the written assertion of a claim against you or of any other action commenced against you, promptly after you shall have received any such written assertion or notice of commencement of action. The Company shall be entitled to participate at its own expense in the defense of any such claim or other action, and, if the Company so elects, the Company shall assume the defense of any suit brought to enforce any such claim. In the event that the Company shall assume the defense of any such suit, the Company shall not be liable for the fees and expenses of any additional counsel thereafter retained by you so long as the Company shall retain counsel satisfactory to you to defend such suit.







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       23.  You shall arrange to comply with all
requirements under the tax laws of the United States, including those relating to missing Tax Identification
Numbers, and shall file any appropriate reports with the Internal Revenue Service. The Company understands that you are required to deduct 31% on payments to holders who have not supplied their correct Taxpayer
Identification Number or required certification. Such funds will be turned over to the Internal Revenue
Service in accordance with applicable regulations.

       24. You shall deliver or cause to be delivered, in a timely manner to each governmental authority to which any transfer taxes are payable in respect of the exchange of Old Capital Securities, your check in the amount of all transfer taxes so payable, and the Company shall reimburse you for the amount of any and all transfer taxes payable in respect of the exchange of Old Capital
Securities; provided, however, that you shall reimburse the Company for amounts refunded to you in respect of your payment of any such transfer taxes, at such time as such refund is received by you.

       25.  This Agreement and your appointment as
Exchange Agent hereunder shall be construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, and without regard to conflicts of law principles, and shall inure to the benefit of, and the obligations created hereby shall be binding upon, the successors and assigns of each of the parties hereto.

       26. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

       27.  In case any provision of this Agreement
shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

       28.  This Agreement shall not be deemed or
construed to be modified, amended, rescinded, cancelled or waived, in whole or in part, except by a written instrument signed by a duly authorized representative of the party to be charged. This Agreement may not be modified orally.









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       29.  Unless otherwise provided herein, all
notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party, addressed to it, at its address or telecopy number set forth below:

       If to the Company:

       ___________________________

       ___________________________

       ___________________________


       Facsimile:  __________________
       Attention:  __________________


       If to the Exchange Agent:

       The Bank of New York
       101 Barclay Street
       Floor 21 West
       New York, New York  10286

       Facsimile:  (212) 815-5915
       Attention:  Corporate Trust Trustee
                   Administration

       30. Unless terminated earlier by the parties hereto, this Agreement shall terminate 90 days following the Expiration Date. Notwithstanding the foregoing, Paragraphs 20, 22 and 24 shall survive the termination of this Agreement. Upon any termination of this Agreement, you shall promptly deliver to the Company any certificates for Securities, funds or property then held by you as Exchange Agent under this Agreement.

       31.  This Agreement shall be binding and
effective as of the date hereof.






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       Please acknowledge receipt of this Agreement and
confirm the arrangements herein provided by signing and returning the enclosed copy.


                          _______________



                          By:______________________
                             Name:
                             Title:


Accepted as of the date first above written:

THE BANK OF NEW YORK, as Exchange Agent


By:_____________________
   Name:
   Title:




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                      SCHEDULE I

                         FEES







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